Exhibit 10.14
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
KVH INDUSTRIES INC.,
a Delaware corporation
(“Seller”)
and
KNIGHT CAPITAL LLC,
a Rhode Island limited liability company
(“Purchaser”)

Dated: December 5, 2024
75 Enterprise Center, Middletown, Rhode Island

TABLE OF CONTENTS
Page
1.    AGREEMENT TO PURCHASE AND SELL    1
1.1.    Real Property    1
1.2.    Personalty    1
1.3.    Contracts    2
1.4.    Leases    2
2.    PURCHASE PRICE AND PAYMENT    2
2.1.    Purchase Price    2
2.2.    Deposit    2
2.3.    Payment    2
2.4.    Closing    3
3.    DUE DILIGENCE PERIOD    3
3.1.    Due Diligence Period    3
3.2.    Termination Option    4
3.3.    Intentionally Deleted    5
3.4.    Title and Survey    5
4.    REPRESENTATIONS AND WARRANTIES OF SELLER    6
4.1.    Representations and Warranties    6
4.2.    Survival    9
4.3.    Matters Pertaining to Representations and Warranties    10
5.    SELLER’S COVENANTS    10
5.1.    Maintenance of Property    10
5.2.    New Leases    10
5.3.    Contracts    10
5.4.    Negative Covenants    11
6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER    11
6.1.    Authority    11
6.2.    No Violation    11
6.3.    Bankruptcy    12
6.4.    OFAC    12
7.    AS IS PURCHASE    12
8.    PURCHASER’S INDUCEMENTS TO SELLER    13
8.1.    Purchaser’s Acknowledgements    13
8.2.    Confidentiality    13
9.    CONDITIONS TO CLOSING    14
i

9.1.    Purchaser’s Conditions    14
9.2.    Seller’s Conditions    15
9.3.    Failure of Condition    15
10.    CLOSING DELIVERIES    16
10.1.    Seller’s Closing Deliveries    16
10.2.    Purchaser’s Closing Deliveries    17
11.    APPORTIONMENTS; EXPENSES    17
11.1.    Apportionments    17
11.2.    Expenses    19
12.    EMINENT DOMAIN; CASUALTY    20
12.1.    Eminent Domain    20
12.2.    Casualty    20
13.    DEFAULT AND REMEDIES    21
13.1.    Seller’s Remedies    21
13.2.    Purchaser’s Remedies    21
13.3.    Seller’s Liability    22
13.4.    Remedies Exclusive    22
13.5.    Professional Fees and Costs    22
14.    FURTHER ASSURANCES    23
15.    NOTICES    23
16.    BROKERS    24
17.    MISCELLANEOUS    24
17.1.    Assignability    24
17.2.    Governing Law; Parties in Interest    24
17.3.    Recording    24
17.4.    Time of the Essence    24
17.5.    Headings    24
17.6.    Counterparts; Signatures    25
17.7.    Exhibits    25
17.8.    Merger    25
17.9.    Entire Agreement; Amendments    25
17.10.    Jury Trial Waiver    25
17.11.    Exclusive Jurisdiction    25
17.12.    No Third Party Beneficiaries    25
17.13.    Business Day    25
17.14.    Severability    25

ii

PURCHASE AND SALE AGREEMENT
KVH INDUSTRIES INC., a Delaware corporation, (“Seller”), and KNIGHT CAPITAL LLC, a Rhode Island limited liability company (“Purchaser”), hereby enter into this PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 5, 2024 (the “Effective Date”).
R E C I T A L S:
R-1.    Seller is the owner of certain land and the improvements thereon located at 75 Enterprise Center, Middletown, Rhode Island, along with certain other related personal property, as more particularly described herein.
R-2.    Seller desires to sell the Property (hereinafter defined) to Purchaser and Purchaser desires to purchase the Property from Seller.
R-3.    Seller and Purchaser desire to set forth herein the terms, conditions and agreements under and by which Seller shall sell and transfer and Purchaser shall purchase, accept and assume the Property.
In consideration of the Purchase Price (hereinafter defined) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.AGREEMENT TO PURCHASE AND SELL.
Seller hereby agrees to sell, and Purchaser hereby agrees to purchase, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following real and personal property (collectively, the “Property”):
1.1.Real Property. Fee simple title in and to the land described on Exhibit A attached hereto, together with all easements, rights, privileges and benefits appurtenant thereto and any land lying in the bed of any street, road, avenue, open or proposed, public or private, in front of or adjoining the said land or any portion thereof, to the center line thereof (collectively, the “Land”), and the buildings and other improvements thereon (collectively, the “Improvements”). The Land and the Improvements are collectively referred to as the “Real Property”;
1.2.Personalty. Fixtures and all other tangible personal property, if any, used solely in connection with the operation of the Improvements and located in the Improvements including, without limitation, boilers, pumps, tanks, electric panel switchboards, lighting equipment and wiring, heating, plumbing, ventilating and air conditioning apparatus and equipment, together with all assignable intangible property used solely in connection with the operation or maintenance of the Improvements, including, without limitation, signs, licenses, permits and warranties and all plans and specifications for the Property, including but not limited to all site plans, architectural drawings, engineering plans and studies, floor plans, landscape plans and other plans and studies of any kind which relate to the Property and are owned by Seller and actually in its possession. All of the foregoing are collectively referred to as the “Personalty.

1.3.Contracts. All assignable contracts for service, equipment, supply and maintenance of the Property (the “Contracts”) that Purchaser elects to assume in writing prior to the end of the Due Diligence Period as provided in Section 5.3.3.
1.4.Permits. Seller’s interest in all permits, licenses, development rights, certificates of occupancy, and governmental approvals which relate to the Real Property, Personalty or Contracts, to the extent assignable.
1.5.Intangible Property. To the extent assignable, any and all right, title and interest of Seller in and to any development rights and entitlements and other intangible property owned by Seller and any guaranties and warranties issued to Seller and with respect to the Real Property (collectively, “Intangible Property”).
2.PURCHASE PRICE AND PAYMENT.
2.1.Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be the sum of Eight Million Five Hundred Thousand and 00/100 Dollars ($8,500,000.00). Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid as provided below.
2.2.Deposit. Within two (2) business days of the mutual execution of this Agreement by Seller and Purchaser, Purchaser shall deliver a deposit by federal wire transfer in immediately available funds in the amount of Two Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($212,500.00) (together with any interest earned thereon, the “Initial Deposit”) to Hayes & Sherry (“Escrow Agent”). Concurrently with the execution and delivery of this Agreement, Seller, Purchaser and Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”). At the conclusion of the Inspection Period (as defined below), if Purchaser has elected to proceed with the purchase of the Property, the Initial Deposit shall become non-refundable, and Purchaser shall within two (2) business days of the expiration of the Inspection Period deposit an additional deposit of Two Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($212,500.00) with the Escrow Agent (the “Additional Deposit”, and together with the Initial Deposit, collectively the “Deposit”). The Deposit shall be held and disbursed in accordance with this Agreement and the Escrow Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Deposit, in the event the transaction contemplated by this Agreement closes, shall in all cases be applied against the Purchase Price at such closing.
2.3.Payment. At or prior to 3:00 p.m., Eastern Standard Time, on the Closing Date (as hereinafter defined), Purchaser shall deposit or cause to be deposited with the Title Company (as hereinafter defined) sums sufficient to pay the Purchase Price and all other amounts necessary to satisfy Purchaser’s obligations with respect to closing the transactions contemplated herein. At or prior to 3:00 p.m., Eastern Standard Time, on the Closing Date, Purchaser shall cause the Purchase Price to be paid to Seller as follows:
2.3.1.Delivery of Deposit. Escrow Agent shall deliver the Deposit to the Title Company by federal wire transfer in immediately available funds to such bank account(s) as the Title Company may designate, and such amount shall be paid to the Seller and credited against the Purchase Price.
2.3.2.Payment of Balance. Purchaser (or its lender) shall timely fund to the Title Company the remaining balance of the Purchase Price after application of the provisions of Section 2.3.1, as adjusted for the prorations and credits set forth in this Agreement and shall cause the Title Company to transfer to Seller such amount by federal wire transfer in immediately available funds to such bank account(s) as Seller may designate.

2.4.Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing, conducted by the Title Company as settlement agent, on or before the date that is forty-five (45) days from the expiration of the Due Diligence Period (such later date being the “Closing Date”).
3.DUE DILIGENCE PERIOD.
3.1.Due Diligence Period. The Due Diligence Period shall commence on the Effective Date and end on the later to occur of (a) expiration of the Inspection Period; and (b) expiration of the Zoning Approval Period (the “Due Diligence Period”).
3.2.Inspection Period. During the period (the “Inspection Period”) that commences on the Effective Date and ends at 5:00 P.M. on the date that is sixty (60) days from the Effective Date, Purchaser, its agents, employees and contractors, shall be entitled to enter upon the Real Property, after not less than one (1) Business Days prior notice to Seller (which may be via email notice to Felise Feingold, email address: ffeingold@kvh.com), to perform inspections and tests of the Real Property, including, without limitation, surveys, test borings, environmental studies, examination and tests of all structural and mechanical systems within the Improvements and studies of all other matters that Purchaser wishes to consider at Purchaser’s sole cost and expense. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Seller or its agent shall be entitled to have a representative present during any entry onto the Real Property by Purchaser or its agents to conduct any inspections or tests. In no event shall Purchaser perform any test borings or other intrusive testing, with respect to the Property, including without limitation, any Phase II environmental testing without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.
3.2.1.Insurance. Prior to entry upon the Real Property, Purchaser shall deliver to Seller evidence reasonably satisfactory to Seller that Purchaser (and/or applicable consultant or contractor) has obtained commercial general liability insurance in an amount of not less than $2,000,000 and written on such forms as are reasonably acceptable to Seller, naming Seller as an additional insured, with respect to the Property and any entry onto or activities on or about the Real Property by Purchaser and all of Purchaser’s agents, employees and contractors (and any others entering onto the Real Property for or at the request of Purchaser).
3.2.2.Limitation on Inspections. In connection with the right to enter upon the Real Property set forth in this Section 3, Purchaser agrees (i) to comply with all applicable laws, (ii) not to interfere with the operation of the Property, and (iii) to restore the Property to its prior condition after the performance of any such inspection. In addition, and notwithstanding the foregoing provisions of this Section 3.1, Purchaser and its agents, employees and contractors (and any others entering onto the Real Property for or at the request of Purchaser) shall and do hereby agree to, indemnify, defend and hold Seller, its affiliates, its property manager and asset manager, the direct and indirect members, managers, partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) caused, directly or indirectly, by the actions of Purchaser and any and all of Purchaser’s agents, employees and contractors (and any others entering onto the Real Property for or at the request of Purchaser) taken or occurring in, on or about the Real Property in the exercise of the inspection right granted pursuant to this Section 3.1, including, without limitation, Purchaser’s obligations pursuant to this Section 3.2.2; provided, however, such indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (e.g., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing condition. The provisions of this Section 3.1.2 shall survive the Closing or termination of this Agreement.
3.2.3.Deliveries. Seller has made or within five (5) business days following the Effective Date shall make available for Purchaser’s inspection and copying those items, if any, set forth on Exhibit G attached hereto (excluding proprietary or confidential materials) to the extent in Seller’s possession and readily available. In the event Seller fails to timely deliver any of such items to Purchaser, the Inspection Period shall be automatically extended on a day-for-day basis until Purchaser’s receipt of all such items.
3.3.Zoning Approval Period. Purchaser shall have a period of six (6) months from the Effective Date (the “Zoning Approval Period”) to pursue the necessary unappealable approvals that will enable Purchaser to use the Property primarily for warehouse space, which may be achieved via modification to the Town of Middletown Zoning Ordinance uses for Office Business (OB) zone to allow for warehouse use via a special permit, and obtaining said special permit, or a zoning variance and any other approvals as necessary (collectively, “Approvals”). Seller shall provide access to the Property to Purchaser and Purchaser’s agents, employees, consultants, architects, surveyors and market analysts, upon reasonable notice to Seller (which shall not be less than 48 hours advance written or electronic notice), for the purpose of conducting such investigations, tests, assessments, inquiries or feasibility studies related to the Approvals, that Purchaser shall deem necessary in its discretion, provided Seller shall have the right to be present during any such investigations. Seller shall, promptly upon Purchaser’s request, give Purchaser the support necessary for obtaining the Approvals, including but not limited to, signing or authorizing Purchaser to sign, all applications, plats and other required documents. All costs associated with the Zoning Approval Period shall be borne by the Purchaser. Purchaser shall use best efforts to obtain the Approvals and shall at all times during the Zoning Approval Period (as may be extended) proceed with good faith and diligence to obtain such Approvals. If, despite Purchaser’s good faith efforts, Purchaser is unable to obtain all of the Approvals by the expiration of the Zoning Approval Period, Purchaser and Seller shall agree that Purchaser shall have the right to extend the Zoning Approval Period for up to three (3) thirty-day periods (each an “Extension Period”) in order for Purchaser to obtain the Approvals. In connection with each Extension Period, Purchaser must deliver an additional deposit of $15,000.00 to the Escrow Agent for each 30 day extension granted. Any such $15,000 extension deposits shall be included in the definition of Deposit and creditable against the Purchase Price, shall be held in accordance with the terms of the Escrow Agreement, and shall be non-refundable (except in the event of a Seller default or casualty/condemnation resulting in a termination of this Agreement) but credited towards the Purchase Price at closing. At the end of the third such Extension Period, if the municipality has not completed its re-zoning process and issued the Approvals, provided Purchaser is continue to pursue such Approvals in good faith and with diligence, Purchase shall have the right to additional thirty-day Extension Periods on the same terms and conditions as the initial Extension Periods.
3.4.Termination Option. Purchaser shall have the right to terminate this Agreement if it has determined in its sole discretion, for any reason or no reason at all, not to proceed with this transaction by giving written notice of such election to terminate to Seller by email only to ffeingold@kvh.com no later than 5:00 P.M. Eastern Standard Time on the last day of the Inspection Period, in which event (a) the Initial Deposit shall be returned to Purchaser and (b) except as expressly provided for in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation to the other under this Agreement (the “Inspection Period Termination Option”). In the absence of such timely notice, the Inspection Period Termination Option provided for in this Section 3.2 shall automatically expire and be of no further force or effect, this Agreement shall continue in full force and effect, and Purchaser shall deliver the Additional Deposit to the Escrow Agent. In the event that the Approvals are denied by the municipality, Purchaser shall have the right to terminate this Agreement by giving written notice of such election to terminate to Seller by email only to ffeingold@kvh.com no later than 5:00 P.M. Eastern Standard Time on the last day of the Zoning Approval Period, as may be extended, in which event (a) the Deposit, including any extension deposits made in accordance with Section 3.3,shall be returned to Purchaser and (b) except as expressly provided for in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation to the other under this Agreement (the “Zoning Approval Termination Option”). Following the expiration of the Inspection Period, the Deposit shall be nonrefundable to Purchaser, except only if this Agreement is terminated solely due to Purchaser’s Zoning Approval Termination Option, a default by Seller or as otherwise expressly set forth in this Agreement. For avoidance of doubt, if Purchaser terminates the Agreement during the Zoning Approval Period, as may be extended, prior to the municipality having rendered a decision denying or approving the Approvals, the Deposit, including all extension option payments, shall be non-refundable to Purchaser.
3.5.Pursuit of Licenses and Permits. For so long as this Agreement is in force and effect, Seller shall cooperate with Purchaser by joining in, signing and/or consenting to any documents, submissions, plans, permits and/or applications to any governmental entity in connection with the Property; provided that Seller incurs no liability, unreimbursed cost, or obligation by doing so. Purchaser shall keep Seller updated as to the status and progress of the Approvals throughout the Zoning Approval Period, as may be extended, no less than monthly.
3.6.Title and Survey. Within five (5) business days following the execution of this Agreement by Purchaser and Seller, Purchaser shall order a title commitment (the “Title Commitment”) for a title policy from a nationally recognized Title Insurance Company (the “Title Company”). Purchaser may, at its election, obtain an updated ALTA/ACSM survey of the Real Property (the “Survey”).
3.6.1.Title and Survey Objections. Purchaser shall have the right to object, in its reasonable discretion, to any exceptions to the Title Commitment or matters shown on the Survey that constitute title defects by giving written notice to Seller no later than the date which is ten (10) days prior to the expiration of the Inspection Period, stating the matters to which Purchaser objects. Seller’s sole obligation relating to the standard pre-printed exceptions to title appearing in the Title Commitment shall be the provision to the Title Company at Closing of an affidavit (the “Seller’s Affidavit”) substantially in the form attached hereto as Exhibit H (or otherwise as reasonably approved by the Title Company) and the provision of any other reasonable documentation or reasonable action required by the Title Company as may be described in the Requirements section of the Title Commitment. In addition, Purchaser agrees that it shall not object to any of the following matters:
(A)liens for unpaid real estate or personal property taxes or assessments and water rates, water meter charges, sewer taxes, rents and charges, if any, provided that such items are paid in full by Seller at or prior to Closing (or in due course pursuant to the Lease, as hereinafter defined unless required by the Title Company to deliver Purchaser’s owner’s policy of title insurance) and released of record to the satisfaction of the Title Company, or apportioned as provided in this Agreement;
(B)zoning laws and regulations and ordinances, proffers and similar conditions of municipal and other governmental authorities affecting the Property (but not violations thereof);
(C)any liens, encumbrances or other defects or exceptions to title insurance coverage caused by Purchaser, by any of its affiliates, by any of their respective agents, employees, contractors or other representatives or by Seller, by its affiliates, or by any of their agents, employees or other representatives at Purchaser’s request or with Purchaser’s consent.

If Purchaser timely objects to any matter affecting title or the Survey, then Seller shall, within five (5) days after receipt of such written notice, notify Purchaser in writing of its election to Cure or not Cure Purchaser’s objections and, if Seller elects to Cure, Seller shall use reasonable efforts to the extent provided for in Seller’s election to Cure such objections and shall provide Purchaser with a reasonably detailed description of the Cure to be undertaken, together with a description of the time frame in which such Cure is to be effected, provided that Seller shall use reasonable efforts to Cure such objections prior to the Closing, provided that “reasonable efforts” shall not require Seller to expend more than $25,000 in pursuit of such Cure, provided that the foregoing limitation shall not apply to or include any amounts necessary to pay in full any outstanding real estate taxes, water, sewer or other municipal charges, mechanic’s or materialman’s liens placed on Seller’s interest in the Property or any items constituting a mandatory Cure item under Section 3.6.3 below. Seller’s failure to timely notify Purchaser as set forth above shall be deemed an election not to Cure. If Seller elects not to Cure any such objections, or is deemed to have elected not to Cure any such objections, Purchaser’s sole recourse shall be to exercise its right to terminate this Agreement during the Inspection Period as provided in Section 3.2 of this Agreement. In the event Purchaser does not terminate this Agreement during the Inspection Period, such objections Seller has elected, or is deemed to have elected, not to Cure shall become Permitted Exceptions (as hereinafter defined) hereunder. In the event Seller elects to Cure any objections and Seller is unable to so Cure prior to the Closing, Purchaser shall have the options as described in Section 3.6.2 below.
After the expiration of the Inspection Period, Purchaser shall have the right to object to any new title matters (i) that were not caused by Purchaser, and (ii) that first appear in the land records of the Middleton, Rhode Island after the expiration of the Inspection Period (a “New Title Matter”), by giving written notice to Seller no later than the date which is two (2) business days after Purchaser obtains knowledge of such New Title Matter. Within two (2) Business Days after Seller’s receipt of Purchaser’s objection to any New Title Matter, Seller shall notify Purchaser in writing of its election to Cure or not Cure Purchaser’s objections, and, if Seller elects not to Cure, is deemed to have elected not to Cure, or fails to so Cure prior to the Closing, then Purchaser will have the same options as set forth above (i.e., to terminate this Agreement or to waive its objections and proceed to Closing). If Seller receives a timely objection to a New Title Matter less than two Business Days prior to Closing, then the Closing Date will be extended to allow Seller a full two (2) Business Days to notify Purchaser of Seller’s election whether or not to Cure. If Seller elects to Cure, then the Closing Date will be extended as provided in Section 3.6.2 to allow Seller the opportunity to effect such Cure.
For purposes of this Section 3, the term “Cure” shall mean, at Seller’s election (i) the removal of such matter of record, (ii) the provision of information to the Title Company sufficient to remove such matter as a title exception in the Title Commitment, or (iii) the provision of a bond sufficient to cause the Title Company to remove such matter from the Title Commitment. The term “Permitted Exceptions” shall mean (w) the items set forth in subparagraphs (A) through (C) above, (x) all matters reasonably discoverable by an accurate survey or that appear on the public record which are not timely objected to by Purchaser as provided above or which are timely objected to but such objection is thereafter waived by Purchaser, (y) all documents, easements, encumbrances and other matters permitted or contemplated to be recorded pursuant to the terms of this Agreement, and (z) any matters which become Permitted Exceptions pursuant to Section 3.6.2 below.
3.6.2.Seller’s Opportunity to Cure. If Seller elects to Cure any title or survey objection, Seller shall have a reasonable period of time, not to exceed thirty (30) days, to do so and the Closing Date shall be extended, if necessary, to the date such items are Cured. If such objections are not Cured within the foregoing time period, then Purchaser may either: (a) terminate this Agreement, in which event (i) the Deposit, including any extension deposits, shall be returned to Purchaser, and (ii) except as expressly provided for in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation to the other under this Agreement, or (b) proceed to Closing under this Agreement and take title to the Property subject to such uncured objections without any reduction in the Purchase Price, in which case such uncured objections shall become Permitted Exceptions.
3.6.3.Mandatory Cure Items. (i) All mortgages, and other monetary liens, (ii) all judgment liens affecting the Property; (iii) all mechanic’s and materialmen’s liens (but excluding all liens caused by either the failure of any tenant to satisfy any mechanic’s or materialmen’s liens or liens caused by acts of Purchaser or its agents, employees, contractors or representatives); and (iv) all encumbrances and title matters placed upon the Property by or permitted by Seller in violation of this Agreement, are deemed to be objections that Seller shall be obligated to Cure at or prior to Closing notwithstanding any provision above to the contrary.
4.REPRESENTATIONS AND WARRANTIES OF SELLER.
4.1.Representations and Warranties. Seller represents and warrants to Purchaser that the following are true and correct in all material respects as of the date hereof:
4.1.1.Authority. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the jurisdiction in which the Real Property is located (the “Property Jurisdiction”), and Seller has all requisite corporate power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Seller pursuant to this Agreement and to perform its obligations under this Agreement and under such documents. Seller has obtained any consents necessary for it to enter into and perform this Agreement.
4.1.2.No Violation. The execution, delivery and performance by Seller of this Agreement will not result in a violation by Seller of its obligations under any of the following that are binding on Seller: (a) any judgment or order entered by any court or governmental body, (b) any governmental statute, ordinance, code, rule or regulation, or (c) any contract or agreement or indenture. This Agreement has been duly executed and delivered by it and its authorized representative and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity). Each of the Seller’s Closing Deliveries (as hereinafter defined), when executed and delivered, will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
4.1.3.No Condemnation. There are no pending or, to Seller’s knowledge, overtly threatened, condemnation, eminent domain or similar proceedings with respect to all or any portion of the Real Property.

4.1.4.Compliance. To Seller’s knowledge, there are no presently uncured material violations of any applicable governmental statute, ordinance, code, rule or regulation affecting the Real Property or Improvements, and Seller has not received any written notice that there are any such presently uncured violations.
4.1.5.Litigation. There are no pending or, to Seller’s knowledge, overtly threatened, actions, suits or proceedings against or affecting Seller or the Property, or arising out of the ownership, management or operation of the Property, this Agreement or the transactions contemplated by this Agreement.
4.1.6.Leases. There are no leases or occupancy agreements affecting the Real Property that will remain in effect as of the Closing. The Property shall be delivered at Closing not subject to any leases other than the Lease (as hereinafter defined).
4.1.7.Contracts. Seller has delivered to Purchaser true, correct and complete copies of all of the Contracts in Seller’s possession or control currently in effect with respect to the Real Property entered into by or on behalf of Seller. As of the date hereof, Seller has not delivered to, or received from, any counterparty any written default notice under any of the Contracts that has not been cured.
4.1.8.FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.
4.1.9.Environmental. To Seller’s knowledge and except as disclosed in any environmental reports delivered by Seller to Purchaser in writing (the “Environmental Reports”), there are no uncured violations of any Environmental Law with respect to the Real Property or any portion of the Real Property. The Environmental Reports represent all of the environmental, asbestos or similar studies or reports that were commissioned by or on behalf of Seller. As used in this Agreement, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Real Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 (“CERCLA”) and the Resource Conservation and Recovery Act of 1986 (“RCRA”).
4.1.10.Bankruptcy. Seller has not (a) commenced a voluntary case with respect to it or its assets, or to Seller’s knowledge had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made a general assignment for the benefit of creditors.
4.1.11.OFAC. Seller (a) is not in violation of any Anti-Terrorism Law (as defined below), (b) is not a Prohibited Person (as defined below), or (c) is not and will not knowingly (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (as defined below); or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. As used herein: (1) “Anti-Terrorism Law” is defined as any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act (as defined below); (2) “Executive Order No. 13224” is defined as the

Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.”; (3) “Prohibited Person” is defined as (A) person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (B) an entity that is listed in the Annex to, or is otherwise subject to the provisions of, a person or entity owned or controlled by, or acting for or on behalf of, any person or Executive Order No. 13224; (C) a person or entity with whom any lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (D) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/sdn/tllsdn.pdf or at any replacement website or other official publication of such list; or (E) a person or entity who is affiliated with a person or entity described in clauses (1)-(4) of this definition; and (4) “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56). After the Closing Date, Seller agrees to cooperate with Purchaser in providing such additional information and documentation on Seller’s legal or beneficial ownership, policies, procedures and sources of funds as the Purchaser reasonably deems necessary or prudent to enable it to comply with Anti-Terrorism Laws as now in existence or hereafter amended.
4.1.12.No Option or ROFR to Purchase. Seller has not entered into any option or granted any right of first refusal with any third party (including any tenant) to purchase all or any portion of the Property, and to Seller’s knowledge no such options or rights exist.
4.1.13.Other Sales Agreements. Seller has not entered into or negotiated any other letter of intent or contract to sell the Property or any part thereof which is currently in effect.
4.1.14.ERISA. Seller is not and is not acting on behalf of an employee benefit plan(a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended(“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and none of its assets constitutes or will constitute (or are or will be deemed, for purposes of ERISA or Section 4975 of the Code, or, if applicable, any substantially similar federal, state, local or foreign law, to constitute) assets of any such Plan.
4.1.15.No Assessments. Seller has not received notice, and has no actual knowledge, of any special tax assessment relating to the Property or any portion thereof, and there are no tax agreements in place with any governmental agencies affecting the Property. The Property is not subject to any protest or appeal proceedings related to real property tax assessments or subject to “rollback” or similar reassessment for prior years.
4.2.Survival. Seller’s representations and warranties set forth in this Agreement shall survive the Closing for a period (the “Survival Period”) through the first (1st) anniversary of Closing and any action brought on Seller’s representations and warranties shall be commenced within said Survival Period or shall be forever barred and waived.
4.3.Matters Pertaining to Representations and Warranties. As used throughout this Agreement, the phrase “to Seller’s knowledge” or phrases of similar import shall mean the actual, not constructive or imputed, knowledge of Al Slyvestre, Vice President Production Management (the “Knowledge Party”) without any obligation on their part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books or correspondence. Seller represents that the Knowledge Party is the person affiliated with Seller with the greatest knowledge regarding the subject matter of the representations and warranties set forth in this Section 4. The Knowledge Party shall have no personal liability for a breach of a representation or warranty set forth in this Agreement. The Seller shall promptly advise the Purchaser in writing of any changes to the Seller’s representations or warranties. Unless written notice to the contrary has been delivered to the Purchaser prior to the Closing, the representations and warranties made by the Seller in Section 4.1 shall be deemed restated and shall be true and accurate in all material respects on the Closing Date.
5.SELLER’S COVENANTS.
5.1.Maintenance of Property. From and after the date of this Agreement through the Closing, the Real Property will be operated and managed by or on behalf of Seller in a manner substantially consistent with the way the Real Property is presently being operated and managed.
5.2.Leases. Seller shall not enter into any leases for the Property.
5.3.Contracts.
5.3.1.New Contracts. Promptly upon Seller’s execution thereof, Seller shall provide to Purchaser a copy of any new Contract, or of any amendment or modification to any existing Contract, entered into by Seller during the Lease term which will be binding on Purchaser following Closing. Seller will not, without the prior written consent of Purchaser: (a) execute any new Contract affecting the Real Property, or any part thereof, that is not terminable upon thirty (30) days’ notice; or (b) amend any existing Contract listed on Exhibit C attached hereto. Prior to expiration of the Lease, Purchaser’s consent to items (a) and (b) in this Section 5.3.1 shall not be unreasonably withheld. With respect to any new Contract or Contract amendment submitted by Seller to Purchaser for its consent pursuant to this Section 5.3.1, if Purchaser shall fail to either consent or to expressly withhold its consent by a written notice to Seller which specifically states the commercially reasonable basis for Purchaser’s objection within ten (10) business days after Purchaser’s receipt of such request, then Purchaser shall be deemed to have consented thereto.
5.3.2.Cancellation of Property Management Agreement. Not applicable.
5.3.3.Termination of Contracts. Prior to the expiration of the Lease, Purchaser shall notify Seller in writing of which Contracts, if any, Purchaser wishes to have assigned to it (any such contracts, together with any Contracts which are not terminable unilaterally by Seller, the “Continuing Contracts”). In the event Purchaser fails to deliver timely such written notice, no Contracts shall be Continuing Contracts. In addition to the termination of all existing property management and leasing services agreements pursuant to Section 5.3.2, Seller shall, prior to the expiration of the Lease, deliver written notice of termination of any non-Continuing Contracts.
5.4.Negative Covenants. From the Effective Date until the Closing Date, Seller shall not take any of the following actions without the prior express written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed: (a) make or permit to be made any alterations (other than cosmetic interior alterations costing less than $10,000.00) to or upon the Real Property or any part of the Real Property except as required in any of the other Permitted Exceptions; (b) grant any liens or encumbrances upon the Property that will not be discharged upon the Closing; or (c) remove or permit the removal from the Real Property of any fixtures, mechanical equipment, or any other item included in the Real Property except as provided for in any of the Permitted Exceptions or in the ordinary course o business.

6.REPRESENTATIONS AND WARRANTIES OF PURCHASER.
Representations and Warranties. Purchaser represents and warrants to Seller as follows as of the date hereof:
6.1.Authority. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Rhode Island and at Closing will be authorized to do business in the Property Jurisdiction, and Purchaser has all requisite limited liability company power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Purchaser pursuant to this Agreement and to perform its obligations under this Agreement and under such documents. Purchaser has obtained any consents necessary for it to enter into this Agreement.
6.2.No Violation. The execution, delivery and performance by Purchaser of this Agreement will not result in a violation by Purchaser of (a) any judgment or order entered by any court or governmental body, (b) any governmental statute, ordinance, code, rule or regulation, or (c) any contract or agreement or indenture.
6.3.Bankruptcy. Purchaser has not (a) commenced a voluntary case with respect to it or its assets, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made a general assignment for the benefit of creditors.
6.4.OFAC. Purchaser (a) is not in violation of any Anti-Terrorism Law, (b) is not a Prohibited Person, or (c) is not and will not knowingly (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. After the Closing Date, Purchaser agrees to cooperate with Seller in providing such additional information and documentation on Purchaser’s legal or beneficial ownership, policies, procedures and sources of funds as Seller reasonably deems necessary or prudent to enable it to comply with Anti-Terrorism Laws as now in existence or hereafter amended.
7.AS-IS SALE.
7.1.(a)    Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and that, prior to the Closing, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property and market conditions as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.
7.2.    (b)    Except for the Seller Representations and as otherwise as may expressly be set forth in this Agreement, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “as is, where is, with all faults” basis, and that, except for the Seller Representations, such sale shall be without representation or warranty of any kind by Seller, express or implied.
8.CONFIDENTIALITY.
8.1.Confidentiality. Purchaser expressly acknowledges and agrees to hold in confidence the transactions contemplated by this Agreement, the terms, conditions and negotiations concerning the same, and any and all information regarding the Seller, the Property or the operation thereof provided by Seller or obtained by Purchaser that are not otherwise known by or readily available to the public and not to disclose such non-public information except to its legal counsel, surveyor, broker, accountants, consultants, officers, directors, shareholders, partners, members, prospective partners and members and their counsel, lenders and their counsel, and the Title Company, or in connection with pricing or designing the work to be performed under the Lease (collectively, the “Authorized Representatives”), and except and only to the extent that such disclosure may be necessary for Purchaser’s performance under this Agreement. The foregoing confidentiality obligations shall not apply to the extent that such (a) information is, or becomes, a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller; (b) disclosure is compelled by law or by regulatory authority; or (c) information that any of the Authorized Representatives was in possession of prior to the date hereof and not subject to any confidentiality agreement executed by such party. Purchaser shall inform its Authorized Representatives of the confidentiality provisions of this Agreement and instruct same to comply herewith. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, Purchaser shall not disclose any information and materials obtained by Purchaser in connection with the Property that are not otherwise known by or readily available to the public to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall, promptly upon receipt of written request from Seller, return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser. Nothing contained in this Section 8.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 8.1 in connection with such party’s enforcement of its rights following a disagreement or dispute under this Agreement or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for in this Agreement. The provisions of this Section 8.1 shall survive any termination of this Agreement for a period of twelve (12) months but shall not otherwise survive Closing.
9.CONDITIONS TO CLOSING.
9.1.Purchaser’s Conditions. Purchaser’s obligation to consummate Closing pursuant to this Agreement is conditioned upon the satisfaction (or waiver by Purchaser) of the following conditions on and as of the Closing Date:
9.1.1.Seller shall have performed and satisfied its obligations under this Agreement in all material respects.
9.1.2.The representations and warranties of Seller shall be true and correct in all material respects as of the Closing as if such representations and warranties had been made on and as of such date.

9.1.3.Litigation and Governmental Proceedings. There shall not be pending or threatened on the Closing Date any material litigation or governmental proceedings of any nature affecting the Property or any portion thereof.
9.1.4.Material Adverse Change. No material adverse change has occurred in the condition of the Property since the expiration of the Due Diligence Period.
9.1.5.Title. The Title Company shall be committed, subject only to the payment by Purchaser of the costs and fees related thereto and satisfaction of Purchaser’s other obligations, to issue an owner’s title insurance policy consistent with the provisions of Section 3.4.
9.2.Seller’s Conditions. Seller’s obligation to consummate Closing pursuant to this Agreement is conditioned upon the satisfaction (or waiver by Seller) of the following conditions on and as of the Closing Date:
9.2.1.Purchaser shall have performed and satisfied its obligations under this Agreement in all material respects.
9.2.2.The representations and warranties of Purchaser shall be true and correct in all material respects as of the Closing.
9.3.Failure of Condition. In the event that any condition set forth in Sections 9.1 or 9.2 is not satisfied or waived by Purchaser or Seller, as the case may be, on or as of the Closing Date, and the other party is not otherwise in default hereunder, the sole right of Purchaser and Seller, as applicable, shall be to either (a) terminate this Agreement by delivering written notice of such termination to the other party on or prior to the Closing Date, in which event the Deposit shall be either returned to Purchaser, in the case of a termination by the Purchaser, or retained by Seller, in the case of a termination by the Seller, as further set forth herein and the parties shall have no further obligations or liabilities to the other hereunder, except as expressly provided for in this Agreement, (b) waive the satisfaction of such condition or conditions and proceed to Closing in accordance with and subject to the terms of this Agreement; provided, however, that the foregoing shall not relieve either party of any liability to the other for the breach of any representation or warranty set forth in this Agreement if such party has no knowledge of such breach and elects to proceed to Closing, or (c) extend Closing for up to thirty (30) days to allow for the satisfaction or cure of the applicable failed condition.
10.CLOSING DELIVERIES.
10.1.Seller’s Closing Deliveries. At Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following with respect to the Property:
10.1.1.A Special Warranty Deed (the “Deed”) for the Real Property substantially in the form attached hereto as Exhibit D, provided that said Deed shall in cases be subject to review and approval by the Title Company, conveying to Purchaser title to the Real Property, free from all liens, encumbrances, easements, conditions and other matters affecting title except the Permitted Exceptions.
10.1.2.A Blanket Conveyance, Bill of Sale and General Assignment for the Contracts (except as to those Contracts that are terminated or expire as of or prior to the expiration of the Lease), and Personalty, substantially in the form attached hereto as Exhibit E (the “Bill of Sale”).

10.1.3.Certifications and affidavits as required by the Foreign Investors Real Property Tax Act, substantially in the form attached hereto as Exhibit F.
10.1.4.A closing and proration statement agreed to by the parties which reflects all adjustments to the Purchase Price contemplated by this Agreement (the “Closing Statement”).
10.1.5.Any transfer documents or certificates required by any applicable governing body or law to complete this transaction, including, without limitation, an IRS 1099S form and any forms relating to the transfer tax, the recordation tax or other similar tax.
10.1.6.The Seller’s Affidavit and such other documentation reasonably required by the Title Company.
10.1.7.A certificate attached hereto from Seller dated as of the Closing Date restating, as of the Closing Date, the representations and warranties made by Seller in Section 4.1, subject to any changes related to such representations and warranties.
10.1.8.Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and/or Title Company.
10.1.9.Physical possession of the Property to Purchaser free of all tenants and occupants Physical possession of the Property to Purchaser free of all tenants and occupants (other than Seller as tenant under the Lease), together with all books and records in Seller's possession
10.1.10.All other documents reasonably required by Purchaser or Purchaser’s Title Company to effectuate this Agreement and the transaction contemplated by this Agreement and/or to induce the Title Company to insure title to the Property as described in this Agreement.
10.2.Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:
10.2.1.The Purchase Price, adjusted in accordance with the provisions of Sections 2 and 11 hereof.
10.2.2.A counterpart original of the Bill of Sale.
10.2.3.The Closing Statement.
10.2.4.Any transfer documents or certificates required by any applicable governing body or law to complete this transaction, including, without limitation, any forms relating to the transfer tax, the recordation tax or other similar tax.
10.2.5.All other documents reasonably required to effectuate this Agreement and the transaction contemplated by this Agreement.
11.APPORTIONMENTS; EXPENSES.
11.1.Apportionments. The following matters shall be apportioned and adjusted between Seller and Purchaser as of the Closing Date.

11.1.1.Taxes. Applicable non-delinquent real estate and personal property taxes (if any) for the Property shall be apportioned as of the Closing Date (i.e., with Seller being responsible for all such amounts payable with respect to the period up to but not including the Closing Date and with Purchaser being responsible for all such amounts payable with respect to the period from and after the Closing Date). The term “real estate taxes” shall include any installments of betterment, special or similar assessments, and taxes attributable to the gross receipts or rental income of the Real Property. If the amount of the Closing tax year’s real estate taxes are not available on the Closing Date, such taxes will be prorated based upon the prior tax year’s assessment. If the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties. If, after the Closing Date, any additional or supplemental real estate taxes are assessed against the Real Property by reason of back assessments, corrections of previous tax bills or other events occurring before the Closing Date that are attributable to the period prior to Closing, Seller shall pay all such taxes when due.
11.1.2.Operating Expenses. All maintenance, management, electricity, water, gas, sewage and other utility and operating expenses, if any, applicable to the Real Property and all payments, if any, required under any Contracts shall be prorated between Seller and Purchaser as of the Closing Date based on estimates of the amounts that will be due and payable on the next payment date, unless final readings or invoices therefor as of the Closing Date shall have been obtained, in which case such final readings shall be utilized as the basis for adjustment. Any and all deposits, if any, held by utility companies or with other providers of services to the Real Property shall remain the property of Seller and be returned to Seller by such companies and providers except to the extent that Purchaser elects to pay to Seller the amount of any such deposits and accruals, if any, thereon.
11.1.3.Calculations; Survival. Except as otherwise set forth herein, all items to be apportioned and adjusted pursuant to this Section 11.1 shall be prorated as of 11:59 pm of the day immediately preceding the Closing Date. All items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-five (365) day year. The amount of such apportionments and adjustments shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing. The amount of such apportionments and adjustments shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing; provided, however, that Seller and Purchaser agree that there shall be no further adjustments under this Section 11.1.7 after December 31, 2025. Any payment required in connection with any adjustments hereunder shall be made with ten (10) days after such adjustments.
11.1.4.Adjustments Subject to Lease. Notwithstanding provisions of this Section 11, unless required by the Title Company to deliver Purchaser’s owner’s or loan policy of title insurance, any of the foregoing items that shall remain the responsibility of Seller as tenant under the Lease shall not require adjustment at Closing and shall continue to be paid by Seller as tenant pursuant to the terms of the Lease and in the ordinary course of its continuing business.
11.2.Expenses.
11.2.1.Seller’s Expenses. Seller shall pay (a) excise and recordation and transfer taxes incident to the transfer of the Real Property, (b) expenses incurred by Seller in connection with the transaction contemplated by this Agreement, (c) one-half of any escrow fee or settlement fee charged by the Title Company.
11.2.2.Purchaser’s Expenses. Purchaser shall pay (a) its own expenses incurred in connection with this Agreement, including, without limitation: (i) all premiums for Purchaser’s title insurance policy or policies; (ii) the cost of any survey work requested by Purchaser; and (iii) expenses incurred by Purchaser in connection with the transaction contemplated by this Agreement including recording of the Deed, and (b) one-half of any escrow fee or settlement fee charged by the Title Company.
11.2.3.Other Expenses. Except as specifically provided for in this Agreement, Seller and Purchaser shall allocate all closing costs between them in accordance with customary practice in the Property Jurisdiction.
12.EMINENT DOMAIN; CASUALTY.
12.1.Eminent Domain. If prior to the Closing Date condemnation proceedings are commenced against all or any part of the Real Property, then Seller shall promptly notify Purchaser of the same (the “Taking Notice”) and the following provisions shall apply:
12.1.1.Total Taking. If in the event such condemnation is commenced against all or substantially all of the Real Property, this Agreement shall terminate in which event (a) the Deposit shall be returned to Purchaser and (b) except as expressly provided for in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation under this Agreement.
12.1.2.Less than Taking. In the event such condemnation is less than a total taking as set forth in 12.1.1 above, Purchaser shall have the right to terminate this Agreement by notice from Purchaser to Seller given on or before the date that is the earlier to occur of (a) ten (10) days after the date of the Taking Notice and (b) the Closing. In the event Purchaser does not terminate this Agreement, Purchaser shall accept such title to the Real Property as Seller can deliver, in which case Seller shall pay over or assign to Purchaser all rights and proceeds arising by reason of such taking (less any collection costs incurred by Seller in connection therewith and any costs and expenses incurred by Seller to restore the Property) and Purchaser shall pay the Purchase Price without reduction. If Purchaser terminates this Agreement pursuant to this Section 12.1.2, (i) the Deposit shall be returned to Purchaser, and (ii) except as expressly provided for in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation under this Agreement.
12.2.Casualty. If any time prior to the Closing any portion of the Improvements is destroyed or damaged as a result of fire or any casualty, Seller shall promptly notify Purchaser of the same. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:
12.2.1.If the Cost of Repair and Restoration (as hereinafter defined) of such destruction or damage shall be One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Repair Threshold”) or less the obligations of the parties under this Agreement shall not be affected by such destruction or damage, and Purchaser shall accept title to the Property in its destroyed or damaged condition. Purchaser shall pay the Purchase Price without reduction, and Seller shall pay over or assign to Purchaser without recourse all rights to any proceeds of insurance payable with respect to such destruction or damage (less any collection costs incurred by Seller in connection therewith and any costs and expenses incurred by Seller to restore the Property), and Purchaser shall receive a credit against the Purchase Price in the amount of any deductible.

12.2.2.If the Cost of Repair and Restoration of such destruction or damage shall exceed the Repair Threshold, Purchaser shall have the right to terminate this Agreement by notice from Purchaser to Seller given on or before the date that is the earlier to occur of (a) ten (10) days after the date of the Cost Notice (as hereinafter defined) or (b) the Closing. In the event Purchaser does not terminate this Agreement, Purchaser shall accept title to the Property in its destroyed or damaged condition in accordance with and subject to the provisions of Section 12.2.1. In the event Purchaser so terminates this Agreement, (i) the Deposit shall be returned to Purchaser, and (ii) except as expressly provided for in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation to the other under this Agreement.
12.2.3.The term “Cost of Repair and Restoration” shall mean the amount of Seller’s good faith estimate of the actual cost of repair and restoration. Seller shall send Purchaser notice of the Cost of Repair and Restoration (the “Cost Notice”) promptly after making the aforesaid estimate.
13.DEFAULT AND REMEDIES.
13.1.Seller’s Remedies. If Purchaser defaults in its obligation to close under this Agreement when required (and Purchaser’s default was not caused by Seller’s default under this Agreement), and Seller is otherwise ready, willing and able to perform its obligations on the Closing Date, Seller shall be entitled to receive the entire Deposit as agreed liquidated damages (and not as a penalty) and as Seller’s sole remedy, in lieu of, and as full compensation for, all other rights or claims of Seller against Purchaser by reason of such default. Upon such payment to Seller of the Deposit, this Agreement shall terminate and, except as expressly provided for in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation under this Agreement. Purchaser and Seller acknowledge that the damages to Seller resulting from Purchaser’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section 13.1 represents both parties’ reasonable efforts to approximate such potential damages.
13.2.Purchaser’s Remedies. If Seller defaults in its obligations under this Agreement or fails to close under this Agreement, Purchaser’s sole remedy therefor shall be to either (a) bring an action for specific performance of Seller’s obligation under this Agreement to deliver the documents required under Section 10.1 above, provided that any action for specific performance must be initiated no later than ninety (90) days after the date that Closing is otherwise required to occur under this Agreement, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs and all other reasonable costs of such action; or (b) cure Seller’s breach and/or default, proceed with the Closing as provided for herein, and deduct the cost of said cure from the Purchase Price; or (c) terminate this Agreement and receive the entire Deposit, and recover from Seller all costs and expenses suffered or incurred by Purchaser in connection with Purchaser’s intended acquisition of the Property, not to exceed One Hundred Thousand Dollars ($100,000). Such reimbursed costs shall be paid by Seller within ten (10) days following written request to Seller, accompanied by evidence of such costs incurred by Purchaser.
13.3.Remedies. In no event, shall either party to this Agreement be liable for any consequential, special, indirect or punitive damages. In addition, in no event shall the provisions contained in this Section 13 limit the right of Purchaser to terminate this Agreement by reason of a failure of a condition precedent to Closing under Section 9.3 above.
13.4.Professional Fees and Costs. If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other reasonable, actual, out-of-pocket expenses or costs of such other proceedings, which amount shall be determined by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action, and any party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting party shall be deemed to be the prevailing party.
14.FURTHER ASSURANCES.
After the Closing, Seller and Purchaser agree to perform such other acts, and to execute, acknowledge and deliver, such other instruments, documents and other materials as the other may reasonably request (at no cost or liability to the performing party) and as shall be necessary in order to effect the consummation of the transactions contemplated by this Agreement or to provide further assurances of any transfer, conveyance or assignment made pursuant to this Agreement. The provision of this Section 14 shall survive the Closing for a period of one year.
15.NOTICES.
Except as may be otherwise provided in this Agreement, all notices, demands, requests or other communications required or permitted to be given under this Agreement must be delivered to the following addresses (a) personally, by hand delivery; (b) by Federal Express or a similar internationally recognized overnight courier service; or (c) by email, provided that a confirmation copy is delivered within one (1) business day by the method set forth in clause (a) or (b) of this Section 15. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt or required delivery shall automatically be extended to the next business day.
If to Seller:
KVH Industries, Inc.
75 Enterprise Center
Middletown, Rhode Island
Felise Feingold, General Counsel and Compliance Officer
Email: ffeingold@kvh.com
with a copy to:
Foley Hoag LLP
Seaport West
155 Seaport Blvd.

Boston, Massachusetts 02210
Email: jganguly@foleyhog.com
If to Purchaser:
Knight Capital LLC
334 Knight Street, Suite
Warwick, Rhode Island 02886
Attn: Larry Phillips
Email: lphillips@knightstreetmanagement.com
with a copy to:
Partridge Snow & Hahn LLP
40 Westminster Street, Suite 1100
Providence, Rhode Island 02903
Attn: Amy Oakley
Email: aoakley@psh.com

Notice given by counsel to a party to this Agreement shall be considered notice given by such party. Any party to this Agreement or its counsel may designate a different address for itself by notice given in the manner set forth above.
16.BROKERS.
Purchaser and Seller each represent to the other that it has not dealt with any broker or agent in connection with this transaction other than Hayes & Sherry (the “Broker”). Pursuant to the terms of a separate written agreement, a commission shall be due to the Broker upon the successful Closing of the transaction, which cost shall be the obligation of Seller. Each of Purchaser and Seller hereby indemnifies and holds harmless the other from all loss, cost and expenses (including reasonable attorneys’ fees and expenses) arising out of a breach of its representation or undertaking set forth in this Section 16. The provisions of this Section 16 shall survive Closing or the termination of this Agreement.
17.MISCELLANEOUS.
17.1.Assignability. Purchaser may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or person without the prior written consent thereto by Seller. However, Purchaser may, without the consent of Seller but after written notice to Seller, (i) direct that the deed be granted to an entity under common control with Purchaser or controlled by Purchaser or any of its principals or controlling Purchaser by notice to Seller or (ii) assign its rights under this Agreement to an entity under common control with or controlled by Purchaser or any of its principals, or controlling Purchaser. No assignment or transfer by Purchaser will release Purchaser of its obligations under this Agreement.

17.2.Governing Law; Parties in Interest. This Agreement shall be governed by the law of the Property Jurisdiction without giving effect to its conflicts of law principles and shall bind and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, successors, and permitted assigns.
17.3.Recording. No notice or memorandum of this Agreement shall be recorded in any public record except to the extent required by a court of competent jurisdiction. A violation of this prohibition shall constitute a material breach of this Agreement.
17.4.Time of the Essence. Time is of the essence of each and every provision of this Agreement. Notwithstanding the foregoing, specific time periods for performance by any party or the occurrence of any specified event set forth in this Agreement shall be extended for a period of time equal to any period of prevention, delay or stoppage due to the occurrence of force majeure events or conditions that materially adversely affect the performance by a party of its obligations under this Agreement or the occurrence of such event (other than the obligation to pay the Purchase Price at Closing); provided, however, that (i) the suspension of performance is of no greater scope and no longer duration than is reasonably required by the force majeure event, (ii) no obligations of the party which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence, and (iii) the party uses commercially reasonable efforts to overcome or mitigate the effects of the occurrence.
17.5.Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
17.6.Counterparts; Signatures. This Agreement, and any amendments hereto, may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures delivered electronically (e.g. via pdf file) shall be deemed to be the equivalent of original signatures for purposes of this Agreement and any amendments hereto.
17.7.Exhibits. All Exhibits which are referred to in this Agreement and which are attached to this Agreement are expressly made and constitute a part of this Agreement.
17.8.Merger. Except as otherwise specifically provided in this Agreement, the acceptance of the Deed by the recordation thereof shall be deemed to be a full and complete performance and discharge of every agreement and obligation of Seller contained in this Agreement.
17.9.Entire Agreement; Amendments. This Agreement and the Exhibits to this Agreement set forth all of the covenants, representations, warranties, agreements, conditions and undertakings between the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.
17.10.Jury Trial Waiver. Each party hereby waives trial by jury in any action, proceeding, claim or counterclaim brought by either party in connection with any matter arising out of or in any way connected with this Agreement and the relationship of Purchaser and Seller under this Agreement. Each party hereby consents to any service of process in any such action, proceeding, claim or counterclaim at the address set forth for such party in this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring such service at such address. This jury trial waiver provision shall survive the Closing or the termination of this Agreement.
17.11.Exclusive Jurisdiction. Any claim, counterclaim or other action arising under this Agreement shall be brought only in the state or cognizant federal courts in the Property Jurisdiction. This provision shall survive the Closing or the termination of this Agreement.
17.12.No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement (and their respective successors and permitted assigns), and no other person or entity shall be deemed to be a third-party beneficiary of this Agreement.
17.13.Business Day. For purposes of this Agreement, “business day” means any day on which business is generally transacted by banks in the providence, Rhode Island metropolitan area. If a date or the expiration date of any period that is set out in any paragraph of this Agreement falls upon a day that is not a business day, then, in such event, the date or expiration date of such period shall be extended to the next business day.
17.14.Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
17.15.Lease. The parties acknowledge that upon Closing of the transaction, it is the intention that the Seller shall remain in possession of the Property as a tenant pursuant to a written lease agreement with Purchaser as Landlord in a form substantially as set forth on Exhibit I attached hereto and made a part hereof (the “Lease”). The Lease shall be an absolute net lease which shall commence on the Closing Date and expire on the date which is six (6) months from the Closing Date (the “Lease Expiration Date”), with base rent at $4.00 per rentable square foot per year ($299,704), provided that, in the event that the Lease Expiration Date occurs prior to March 31, 2026, Seller shall have a one-time option to extend the term through and including March 31, 2026 with base rent for the period between the Lease Expiration Date and March 31, 2026 at $7.00 per rentable square foot per year ($524,482.00) upon the terms and conditions to be set forth in the Lease.
[Signature Page Follows]

The parties have executed and delivered this Agreement as of the date first above written.
SELLER:
KVH INDUSTRIES INC.,
a Delaware corporation
By: /S/ Brent Brunn
Name: Brent Bruun
Title: Chief Executive Officer

[Signatures continue on the following page]
Signature Page to Purchase and Sale Agreement (75 Enterprise Center, Middletown, RI)

PURCHASER:
KNIGHT CAPITAL LLC,
a Rhode Island limited liability company
By: /S/ Laurence S. Phillips
Name: Laurence S. Phillips
Title: Manager

SCHEDULE OF EXHIBITS

Exhibit A	Legal Description of the Land
Exhibit B	Form of Escrow Agreement
Exhibit C	List of Contracts
Exhibit D	Form of Special Warranty Deed
Exhibit E	Form of Blanket Conveyance, Bill of Sale and General Assignment
Exhibit F	Form of FIRPTA Certificate
Exhibit G	Requested Due Diligence Documents
Exhibit H	Form of Title Owner’s Affidavit
Exhibit I	Form of Lease